Exhibit 99.1

Porch Group Appoints Amanda Reierson and Camilla Velasquez to Board of Directors as Independent Directors

Appointees Bring Strong Marketing, Direct-to-Consumer and Product Growth Leadership to Porch Group

SEATTLE – October 4, 2022 (GLOBAL NEWSWIRE) – Porch Group, Inc. (“Porch Group” or “the Company”) (NASDAQ: PRCH), a leading vertical software company reinventing the home services and insurance industries, today announced that Amanda Reierson and Camilla Velasquez have been appointed to its Board of Directors (“Board”), effective immediately. With the appointment of these two accomplished women, Porch Group’s Board will comprise eight directors, fifty percent of whom are members of diverse communities.

“We are very pleased to have Amanda and Camilla join our Board," said Matt Ehrlichman, CEO, Chairman and Founder of Porch Group. “The addition of these directors complements our board of directors' skills and experiences, in particular across home services, insurance and direct-to-consumer e-commerce, and we are confident they will provide valuable perspectives as we continue to execute our strategy, drive towards profitability and enhance value for all Porch Group stakeholders."

“Porch Group’s evolution and maturation towards a sustainable growth engine are bolstered with the addition of these talented innovators,” added Rachel Lam, independent director at Porch Group since 2021 and chair of the Nominating and Corporate Governance Committee that oversaw the recruiting and onboarding efforts. “After a thorough and fruitful search focused on independence and diversity as well as world-class skills and experiences, I couldn’t be more excited about the positive impact Amanda and Camilla will have on our Board and Porch Group as a whole.”

Reierson and Velasquez will serve on the Mergers and Acquisitions Committee and the Compensation Committee, respectively. The former will serve as a Class I director, and the latter will serve as a Class II director. Complete information about current Board committee composition and committee chair roles appears on the Company’s Investor Relations website, www.porchgroup.com.

About Amanda Reierson

Amanda Reierson is a marketing veteran with over two decades of experience in the space, including significant management experience in the home services and property and casualty insurance sectors. Reierson most recently served as Head of Marketing at Sequoia-backed Thumbtack, the modern home management platform that helps homeowners confidently care for their homes. At Thumbtack, Reierson oversaw all branding and creative efforts, growth marketing, CRM and product marketing. Prior, Reierson was Chief Growth Officer for Farmers Insurance, where she was instrumental in the company’s digital transformation, leading media strategy, digital sales, and the marketing technology roadmap. Reierson has held additional B2C and B2B marketing positions throughout her career, including strategic roles at Yahoo!, DIRECTV, and The Los Angeles Times. She received her B.A. in Political Science from the University of California, Los Angeles.

About Camilla Velasquez

Camilla Velasquez is an accomplished senior product and growth leader who currently serves as the SVP and General Manager of New York Times Cooking. Prior, Velasquez worked as SVP of Product and Strategy at Justworks, the fastest growing HR technology company, which provides entrepreneurs, small businesses and non-profits with the SaaS tools and employee benefits needed to grow, in addition to monetizing consumer transactions. Throughout her career, Velasquez also held roles including Director of Payment Products and Multichannel Sales at Etsy and Director of New Product Development at American Express. In addition to her corporate experience, Velasquez sits on the board of ioby, a group that mobilizes neighbors who have good ideas to become powerful citizen leaders who plan, fund, and make positive change in their neighborhoods, and serves as the Board Chair for Young New Yorkers, an arts-based, youth diversion program focused on criminal justice reform. She holds a B.A. in Economics and in Spanish from Cornell University.

About Porch Group

Seattle-based Porch Group, the vertical software platform for the home, provides software and services to more than 28,500 home services companies, such as home inspectors, moving companies, real estate agencies, utility companies, and warranty companies. Through these relationships and its multiple brands, Porch Group provides a moving concierge service to homebuyers, helping them save time and make better decisions on critical services, including insurance, moving, security, TV/internet, home repair and improvement, and more. To learn more about Porch Group, visit porchgroup.com or porch.com.

Porch Group Contacts

Investor Relations:

Emily Lear, Head of Investor Relations

Porch Group

(701) 214-8177

Emilylear@porch.com

Press:

Anna Rutter

Gateway Group, Inc.

(949) 386-6332

PRCH@gatewayir.com